Exhibit 99.1
For Further Information:
John P. Jordan
Executive Vice President & CFO
203.740.5671
jjordan@photronics.com

Photronics Announces Chief Financial Officer Retirement
and Appoints Interim CFO

BROOKFIELD, Conn. January 23, 2024 (GLOBE NEWSWIRE) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, today announced that John Jordan, executive vice president and chief financial officer, has decided to retire. Mr. Jordan, who has served as CFO since he joined the company in 2017, will retire February 23, 2024.

“On behalf of the Board of Directors, I would like to thank John for his many contributions over the last six years,” said Frank Lee, chief executive officer. “He helped us navigate a global expansion of our manufacturing footprint and managed the implementation of our capital allocation strategy as we have profitably grown during his tenure. He has been a valuable resource when I assumed the role of CEO in 2022 and will be missed. We all wish him well in his retirement.”

The Board of Directors has approved the appointment of Eric Rivera as interim chief financial officer, effective upon Mr. Jordan's retirement. Mr. Rivera joined Photronics in 2016 as corporate controller and has served as chief accounting officer since 2020. Mr. Rivera has 24 years of experience and held several positions in accounting and financial reporting prior to joining Photronics, including at IBM and Thompson Reuters. He holds a bachelor’s degree in accounting from Mercy College and is a certified public accountant.

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for over 50 years. As of October 31, 2023, the company had approximately 1,885 employees. The company operates 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the company can be accessed at www.photronics.com.